Exhibit 6.D

TRANSFER AND SETTLEMENT AGREEMENT

This Transfer and Settlement Agreement (said agreement, as the same may be amended, restated or other modified from time to time, herein called this “Agreement”) is entered into as of December 13, 2024 (the “Effective Date”), between CM Solutions LLC, a Delaware limited liability company (the “Company”) and Clearfield Communications, LLC, a Delaware limited liability company (the “Transferor”). Transferor and the Company are referred to collectively herein as the “Parties” and individually as a “Party.”

BACKGROUND

WHEREAS, the Transferor owns 100% of the outstanding equity interests (the “Ceres Interest”) of Ceres Coin, LLC, a Delaware limited liability company (“Ceres”); and

WHEREAS, the Parties desire that (A) the Transferor transfer to the Company or Ceres, as applicable (i) the Transfer Interests (defined below) (ii) the Transferor’s right to receive 42 million Ceres Tokens (as defined in that certain side letter dated January 30, 2024 (the “Original Side Letter”) among the Transferor, the Company, Turtle Shark Capital, LLC (“Turtle Shark”) and the 4 individuals who then owned 100% of the equity interests in Turtle Shark), and (iii) all of the Intellectual Property Assets (defined below); in exchange for (1) the Company transferring to Transferor 4,324 Class B units in the Company (the “CMS Class B Units”); and (2) Ceres granting to Transferor a perpetual license which will allow the Transferor to exclusively use the current Ceres platform and software for the purposes set forth in the New Side Letter (as hereinafter defined; and said transfer of the CMS Class B Units and the granting of such license is herein collectively called the “CL Unit and License Transfer”), (B) the Original Side Letter be amended and restated, (C) the Parties enter into certain reciprocal obligations, agreements and other considerations set forth in the New Side Letter, on the terms and conditions set forth herein, provided that the foregoing obligations shall be subject to the satisfactory completion of certain closing conditions and obligations more particularly set forth in this Agreement and (D) the Parties provide each other with mutual releases (as provided for herein) in settlement of certain potential outstanding claims which they mat currently have against one another;

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth below and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1.

CLEARFIELD TRANSFER AND SUBSCRIPTION

1.1.        Clearfield Transfers. At the Closing, upon and subject to the terms and conditions of this Agreement, the Transferor shall assign, transfer, deliver and convey to the Company, (i) 100% of the Ceres Interests described on Schedule 1.1 attached hereto (the “Transfer Interests”), (ii) the Transferor’s right to receive 42 million Ceres Tokens (the “Transfer Ceres Tokens”) to be issued by Ceres, all as contemplated in the Original Side Letter, and (iii) the Ceres’ Intellectual Property Assets, in each case free and clear of all Liens (said transfers herein collectively called the “Clearfield Transfers”).

1.2.       Subscriptions. The Transferor hereby irrevocably subscribes to acquire from the Company, for no cash consideration, 4,324 Class B Units of the Company, which units are currently owned by the Company, as set forth on Schedule 1.2 attached hereto.

1.3.       Excluded Liabilities. Notwithstanding anything herein to the contrary, in no event will the Company assume, agree to pay, discharge or satisfy, or otherwise have any responsibility for, any Liability (which arose during the period from January 30, 2024 to Closing Start Date) of the Transferor or any of its Affiliates of any kind, whether known, unknown, contingent or otherwise in connection with its ownership of the Transfer Interests, including without limitation, any Liability arising out of or relating to: (a) any actual or alleged violation of any Law; or (b) any Liability for Taxes, and any fines, penalties, assessments, expenses or interest related thereto.

1.4.       Fair Market Value. The Parties acknowledge and agree that the value of the assets being transferred in connection with the Clearfield Transfers, and the commitments being made to the Company by the Transferor in respect thereof, in each case represents fair market value to the Company in exchange for the Transfer Interests, the perpetual license contemplated herein to be granted to the Transferor, and the obligation of Ceres to pay the Transferor the sum of $250,000, as contemplated in Section 5.2 (c) (ii) (A) below.

ARTICLE 2.

REPRESENTATIONS AND WARRANTIES OF THE TRANSFEROR

The Transferor, for itself and its Affiliates, hereby makes the representations and warranties set forth below to the Company as of the Closing Start Date:

2.1.	Authority.

(a)       (i) each of Ceres and the Transferor is duly organized, validly existing and in good standing under the laws of their respective jurisdiction of organization, (ii) the Transferor has all requisite power and authority to enter into, execute and deliver this Agreement and any and all other documents required to be delivered in connection with this Agreement or at the Closing (collectively, the “Transaction Documents”) and to carry out its obligations hereunder and to consummate the transactions contemplated hereby, and (iii) this Agreement and the transactions contemplated hereby have been duly authorized by all required limited liability company action.

(b)       The Transferor is acquiring the CMS Class B Units for its own account, for investment only and not with a view to, or any present intention of, effecting a distribution of such securities or any part thereof except pursuant to a registration or an available exemption under applicable Law. The Transferor acknowledges that the CMS Class B Units have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any state or other jurisdiction and cannot be disposed of unless they are subsequently registered under the Securities Act and any applicable state laws or an exemption from such registration is available.

(c)       The Transferor is familiar with the business in which the Transferor is or shall be engaged, and based upon its knowledge and experience in financial and business matters, it is familiar with the investments of the type that it is undertaking to purchase; it is fully aware of the problems and risks involved in making an investment of this type; and it is capable of evaluating the merits and risks of this investment. The Transferor has conducted its own independent investigation, verification, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, technology and prospects of the Transferor, which investigation, review and analysis was conducted by the Transferor and, to the extent the Transferor deemed appropriate, by its representatives. In entering into this Agreement, the Transferor acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any factual representations, opinions or projections of the Transferor or any of their respective Affiliates or representatives (except the specific representations and warranties of the Company set forth herein,).

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2.2.       Enforceability. This Agreement has been duly executed and delivered by the Transferor and constitutes a valid and legally binding obligation of the Transferor, enforceable against the Transferor in accordance with its terms.

2.3.       Consents; No Conflicts. The execution, delivery and performance of the Transaction Documents by the Transferor do not: (a) conflict with or result in a breach of or default under the organizational documents of the Transferor or Ceres; (b) result in a violation of any Law, order, judgment or decree by which the Transferor or any of its Affiliates is bound; or (c) conflict with or result in a material breach of or default under any Contract, License or Lien to which the Transferor or any of its Affiliates is a party or by which the Transferor or any of its Affiliates is bound. Except as described on Schedule 2.3, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or other Person is required with respect to Ceres or the Transferor in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

2.4.       Capital Structure. All of the issued and outstanding equity securities of Ceres are duly authorized, validly issued, and to the extent applicable, fully paid and non-assessable and are held of record and beneficially owned by the Transferor and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of Applicable Law or of Ceres’ Amended and Restated Operating Agreement effective as of January 29, 2024 or any agreement to which Ceres is a party or otherwise bound. None of the Equity Securities of Ceres have been issued in violation of any federal or state securities Laws. There are no accrued and unpaid dividends or distributions with respect to any outstanding Equity Securities of Ceres. Except as set forth on Schedule 2.4, there is no Contract, agreement, trust, proxy or other arrangement entered into from January 30, 2024 to the Effective Date pursuant to which Ceres has granted any warrant, right, option, conversion privilege, unit purchase plan, put, call or other contractual obligation relating to the offer, issuance, purchase or redemption, exchange, conversion, voting or transfer of any Equity Securities of Ceres or other securities convertible into or exchangeable for Equity Securities of Ceres (now, in the future or upon the occurrence of any contingency) or that provides for any equity appreciation, phantom equity, equity participation or similar right with respect to Ceres. Except for the Original Side Letter, there is no Contract, agreement, trust, proxy or other arrangement between Ceres and any Person (which has been entered into from January 30, 2024 to the Effective Date) with respect to or relating to the Ceres Tokens.

2.5.      Subsidiaries. Ceres does not (i) have any direct or indirect Subsidiaries; or (ii) own of record or beneficially, directly or indirectly, any Equity Securities of any Person, or any interest in a partnership or joint venture of any kind.

2.6.       Litigation. There is no Proceeding pending or, to Ceres’ or the Transferor’s actual knowledge, threatened against, relating to or involving Ceres or the Transferor before any Governmental Entity or arbitrator. Ceres and the Transferor are not subject to any judgment, decree, injunction, rule or order of any court or arbitration panel. There is no Proceeding pending or, to Ceres’ or the Transferor’s actual knowledge, threatened against, relating to or involving Ceres or the Transferor that could reasonably be expected to adversely affect Ceres’ or the Transferor’s ability to consummate the transactions contemplated hereby or prohibit or limit the Transferor from performing its obligations hereunder.

2.7.	Compliance. Except as set forth on Schedule 2.7:

(a)       Each of Ceres and the Transferor is in compliance in all material respects with all applicable Laws. Neither Ceres nor the Transferor has been charged with or received any written notice that it is under investigation with respect to any violation of any applicable Law or other requirement of a Governmental Entity.

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(b)       All filings, submissions, correspondence and communications to Governmental Entities, including without limitation the United States Securities and Exchange Commission (the “SEC”), were and continue to be complete and correct in all material respects, but for the avoidance of doubt, the Parties acknowledge that the original Offering Statement on Form 1-A effective as of March 3, 2021, which was previously submitted and approved by the SEC, contains information which is now stale and the Parties intend to permit Ceres to make a supplemental filing, in form and substance reasonably satisfactory to the Company, with the SEC to amend filings and update the stale information set forth therein.

(c)       Each of Ceres and the Transferor possesses all material Licenses necessary for the conduct of its business and all such Licenses are in full force and effect. Neither Ceres nor the Transferor has been in material breach or violation of, or default under, any such License. No suspension, cancellation, revocation or termination of any License is, to Ceres’ or the Transferor’s actual knowledge after reasonable investigation, threatened. Neither Ceres nor the Transferor has received any written notice or written communication from any Governmental Entity regarding any violation of any License.

2.8.       Title to Assets; Sufficiency and Condition of Assets. Ceres does not own or lease any tangible properties or assets. Ceres’ non-tangible assets (which are capable of operating) are in such operating condition that the Company and/or Ceres after the Closing Start Date will be able to operate in substantially the same manner as Ceres has been using such assets immediately prior to the Closing Start Date. Ceres owns good and valid title to, or a valid leasehold interest in, free and clear of all Liens, all of Ceres’ non-tangible properties and assets. No assets of Ceres have ever been transferred to any Person outside of the Ordinary Course.

2.9.	Financials.

(a)       The Transferor has provided the Company with complete copies of Ceres’ financial statements, including but not limited to its most recent balance sheet, income statement, cash flow statement, notes to financial statements and statement of changes in equity (collectively, the “Ceres Financial Statements”) to the Company. The Ceres Financial Statements have been prepared in accordance with GAAP, consistently applied, are complete and correct in all material respects, and present fairly the financial condition of Ceres at the dates of said statements and the results of its operations for the periods covered thereby. The Ceres Financial Statements have been prepared from books and records maintained by Ceres consistent with past practices.

(b)       Ceres does not, nor will it have, any Liabilities of any nature, whether accrued, absolute, contingent or otherwise (including Liabilities as guarantor or otherwise with respect to obligations of others, Liabilities for Taxes due or then accrued or to become due, or contingent or potential Liabilities relating to activities of Ceres or the conduct of its business prior to the Closing Start Date regardless of whether claims in respect thereof have been asserted), except Liabilities (i) stated on the Ceres Financial Statements or (ii) incurred in the Ordinary Course consistent with the terms of this Agreement and disclosed to the Company.

(c)       Ceres has no Indebtedness (including, for the avoidance of doubt, any Indebtedness pursuant to any capitalized leases (or leases which should have been capitalized under GAAP)), other than any of the Existing Ceres Liabilities to the extent that any of them constitute Indebtedness.

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2.10.       Changes. Since January 30, 2024, there has occurred no fact, event or circumstance with respect to Ceres which has had, or would reasonably be expected to have, a Material Adverse Effect. Without limiting the foregoing, Ceres has been operated only in the Ordinary Course.

2.11.	Tax Matters.

(a)       Ceres has timely and properly filed all Tax Returns required to be filed by it in all applicable jurisdictions, and all such Tax Returns are true, correct and complete in all material respects and were prepared in compliance with all applicable Laws. No written claim has ever been made by any taxing authority in a jurisdiction where Ceres does not file Tax Returns that such Person is or may be subject to taxation by, or required to file Tax Returns in, that jurisdiction.

(b)       Ceres has paid or caused to be paid all Taxes due and owing (whether or not shown on any Tax Return). There are no Liens for Taxes upon any of the assets of Ceres. No deficiency with respect to Taxes has been proposed or asserted in writing or assessed against Ceres, except for deficiencies which have already been paid or otherwise resolved. There are in effect no waivers of applicable statutes of limitations with respect to any Taxes owed by Ceres for any year, nor any agreement to any extension of time with respect to any Tax payment, assessment, deficiency, or collection. No Tax audit is pending, proposed or, to Ceres’ knowledge, threatened in writing against Ceres in respect of any Tax. The aggregate unpaid Taxes of Ceres, (i) do not exceed the reserve for Tax Liability set forth on the face of the applicable balance sheet contained in the Ceres Financial Statements and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Start Date in accordance with the past custom and practice in preparing its financial statements and filing its Tax Returns.

(c)       Ceres has complied with all applicable Laws relating to the payment and withholding of Taxes and has duly and timely withheld and paid over to the appropriate taxing authority all amounts required to be so withheld and paid under all applicable Laws, including any Taxes in connection with any amounts paid or owing to any present or former employee, officer, director, independent contractor, creditor, member or any other third party.

(d)       Ceres (i) is neither a party to or nor bound by any Tax allocation or sharing agreement, (ii) has not been a member of an affiliated group of corporations filing a consolidated federal income Tax Return or (iii) has no liability for Taxes of any other Person under Treasury Regulations Section 1.1502-6 (or any similar provision of non-U.S., state or local law), as a transferee or successor, by contract or otherwise. Ceres is not a party to any Contract, plan or arrangement, that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Section 280G or Section 162 of the Code.

(e)       Ceres will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing as a result of any (i) use of an improper method of accounting or change in method of accounting for a taxable period ending on or prior to the Closing, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or non-U.S. income tax law) executed on or prior to the Closing, (iii) installment sale or open transaction disposition made on or prior to the Closing, (iv) prepaid amount received on or prior to the Closing, or (v) election under Section 108(i) of the Code.

(f)       Ceres is not and never has been a party to any “listed transaction,” as defined in Section 6707A(c)(2) of the Code and Treasury Regulations Section 1.6011-4(b)(2).

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2.12.       Accounting Controls. Ceres maintains (and, for all periods covered by the Ceres Financial Statements, has maintained) internal controls over financial reporting to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Such accounting controls of Ceres have been and are sufficient to provide reasonable assurances that: (i) all material transactions are executed in accordance with management’s general or specific authorization and are properly reflected in Ceres Financial Statements under GAAP; and (ii) all material transactions are recorded as necessary to permit the accurate preparation of financial statements in accordance with GAAP and to maintain proper accountability for such items.

2.13.	Privacy and Security.

(a)       Ceres owns or has the right to use all Systems currently used in connection with the operations of its business. No notice of any material defect has been sent or received by Ceres in respect of any License or lease under which Ceres receives any System.

(b)       Each System owned or used by Ceres has the capacity and performance necessary to fulfill the requirements it currently performs.

(c)       Each of the Systems owned by Ceres is held by Ceres as sole, legal and beneficial owner and is held free of all Liens or any other similar third-party rights or interests.

(d)       Schedule 2.13(d) contains a complete and accurate list of any service providers that record, store, maintain, operate or otherwise process the records, Systems, controls or data used by Ceres (including holding through electronic, mechanical or photographic process whether computerized or not), and also lists the written Contract, if any, by which the relationship between the service provider and Ceres is documented.

(e)       Ceres has taken commercially reasonable precautions consistent with applicable industry standards and practices designed to protect the integrity and security (both logical and physical), as applicable, of the Systems from any unauthorized use, access, interruption or modification by any other Person. The Systems constitute all technology assets necessary to operate and perform as currently required for Ceres to conduct its business as of the Closing Start Date, in the manner in which it is presently conducted and presently contemplated to be conducted in the future. The Systems, (i) operate and run in a commercially reasonable business manner, (ii) conform in all material respects to Ceres, or its customer specifications thereof, and (iii) operate materially in accordance with Ceres documentation provided with such software or other technology and applicable warranties in customer Contracts. The Systems do not contain any “time bombs,” “Trojan horses,” “back doors,” “trap doors,” worms, viruses, spyware, keylogger software, ransomware or other faults or malicious code or damaging devices. Any purchased software and the other Systems, including any Systems involved in the hosting of the purchased software, have not materially malfunctioned or failed in any manner that adversely impacted customer-facing capabilities within the past three years.

(f)       Ceres is and at all times has been in compliance, in all material respects, with all Data Requirements. Ceres: (i) has implemented, maintained, and complied with written privacy and security policies with respect to any Personal Data processed by it or on its behalf, including privacy notices or policies on each website or application operated by it or on its behalf; (ii) employs reasonable and appropriate safeguards sufficient to protect all Personal Data that is processed by it or on its behalf from loss, misappropriation, or unauthorized or unlawful use, disclosure, access, or other processing; (iii) has provided all notices, and obtained all consents, required by any Data Requirement for any collection, use, disclosure, cross-border transfer, retention, or other processing of Personal Data by it or on its behalf; and (iv) entered into a Contract with each service provider that processes Personal Data for it or on its behalf, which complies with any applicable Data Requirements. Neither the execution, delivery, or performance of this Agreement by Ceres, nor the consummation of any of the transactions by Ceres, will violate any of the Data Requirements.

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(g)       No written notices, claims, charges or complaints have, since the date that is five years prior to the Closing Start Date, been made against Ceres by any Governmental Entity or other Person alleging a violation of any applicable Data Requirements. Since the date that is five years prior to the Closing Start Date, there has been no unauthorized access, loss, use, or disclosure of any Personal Data in the possession or under the control of Ceres in violation of any Data Requirement, and there have not been any incidents of data security breaches, unauthorized access or use of any of the Systems, or unauthorized acquisition, destruction, damage, disclosure, loss, corruption, alteration, or use of any Personal Data in each case where Ceres was required by any applicable Data Requirement to notify a Governmental Entity, affected individuals, or other third parties of such occurrence.

2.14.	Intellectual Property.

(a)       Schedule 2.14(a) sets forth a true, correct, and complete list (x) of Ceres’ Intellectual Property Assets, a true, correct and complete list of which is set forth on Schedule 2.14(a), including all pending applications and active registrations of Intellectual Property Assets included in Ceres’ Intellectual Property Assets, including, as applicable, the record owner, jurisdiction and issuance, registration or application number and date, as applicable, of such item, and (y) the Intellectual Property (as defined in the Steady Labs Contract) which is owned by the Transferor pursuant to the applicable provisions set forth in the Steady Labs Contract.

(b)       Ceres is the sole and exclusive owner of all right, title and interest in and to Ceres’ Intellectual Property Assets, a true, correct and complete list of which is set forth on Schedule 2.14(a), and is the subject of valid and enforceable assignments of rights by any and all Persons who participated in the creation and development thereof, or if licensed to Ceres by a third party, such Intellectual Property Assets are the subject of a written license or other agreement, in each case, free and clear of Liens.

(c)       The consummation of the transactions contemplated hereunder will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, Ceres’ right to own, use or hold for use any of Ceres’ Intellectual Property Assets as owned, used or held for use in the conduct of the business as currently conducted.

(d)     Ceres’ rights in Ceres’ Intellectual Property Assets are valid, subsisting and enforceable. Ceres have taken all reasonable steps to maintain Ceres’ Intellectual Property Assets and to protect and preserve the confidentiality of Ceres’ trade secrets included in Ceres’ Intellectual Property Assets, including requiring all Persons having access thereto to execute written non-disclosure agreements.

(e)     Ceres has not received any notice alleging that it has infringed, misappropriated or otherwise violated Ceres’ Intellectual Property Assets or other rights of any Person. Neither the use nor practice of Ceres’ Intellectual Property Assets infringes upon, misappropriates, or otherwise violates any Intellectual Property Assets or other rights of any Person. To Ceres’ knowledge, after reasonable inquiry, no Person has infringed, misappropriated, diluted or otherwise violated, or is currently infringing, misappropriating, diluting or otherwise violating, Ceres’ Intellectual Property Assets.

(f)      There are no Actions (including any oppositions, interferences or re-examinations) settled, pending or, to Ceres’ knowledge, threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, dilution or violation of the Intellectual Property Assets of any Person by Ceres in connection with the business; (ii) challenging the validity, enforceability, registrability or ownership of any of Ceres’ Intellectual Property Assets or Ceres’ rights with respect to any of Ceres’ Intellectual Property Assets; or (iii) by Ceres or any other Person alleging any infringement, misappropriation, dilution or violation by any Person of any of Ceres’ Intellectual Property Assets.

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(g)       The Transferor is the sole and exclusive owner of all right, title and interest in and to the “Intellectual Property” (as such term is defined in the Steady Labs Contract) which to date has been created pursuant to the Steady Labs Contract, and Transferor’s interest in such Intellectual Property is valid, subsisting and enforceable, and the Transferor has taken all reasonable steps to maintain such Intellectual Property and to protect and preserve the confidentiality of the Transferor’s trade secrets included in such Intellectual Property, including requiring all Persons having access thereto to execute written non-disclosure agreements.

2.15.       Real Property. Ceres does not own or lease, and has never owned or leased, any real property.

2.16.       Insurance. Ceres does not maintain insurance policies on its properties, assets or businesses.

2.17.	Material Contracts.

(a)     The Transferor has delivered or made available to the Company a correct and complete copy (as amended, supplemented or modified to date) of each Material Contract pursuant to which Ceres is a party, or an amendment of any such Material Contract, in each case which has been entered into on or after January 30, 2024. With respect to each such Material Contract, or amendment, or any other Material Contract entered into prior to, or on, January 30, 2024: (i) each such agreement or amendment is in full force and effect; (ii) the agreement is a legal, valid, binding and enforceable obligation of Ceres and is the legal, valid, binding and enforceable obligation of the other parties thereto, each subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally; (iii) neither Ceres, nor any other party thereto is in breach or default thereof; (iv) no party has given written notice of its intention to, or no event has occurred that, with the lapse of time or the giving of notice or both, would give Ceres, or any other party thereunder the right to, exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any such Material Contract, or cause the creation of any Lien on any of Ceres’s assets; and (v) no party has given notice of any dispute with respect to such Material Contract. There are no Material Contracts that cannot be readily fulfilled or performed by the Company without undue or unusual expenditure of money or preparation, action or arrangement outside of the Ordinary Course.

(b)       The Transferor has terminated that certain Consulting Agreement (the “Steady Labs Contract”) entered into as of January 8, 2024 between (i) Steady Labs, LLC and David Lumley, and (ii) the Transferor.

2.18.       Transactions with Affiliates. No officer, director, manager, owner or Affiliate of the Transferor is a party to any Contract or transaction with Ceres or has any interest in any property used by Ceres, except as set forth in the Restated Side Letter. New Side Letter or the Transferor Assignment.

2.19.       No Brokers. Neither the Transferor nor Ceres has employed any broker, finder or investment banker or incurred any Liability for any investment banking fees, financial advisory fees, brokerage fees or finders’ fees in connection with the transactions contemplated hereby. Any amounts owed to a broker, finder or investment banker shall be the sole responsibility of the Party or Parties which engaged such Person.

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2.20.       Disclosure. The representations and warranties made or contained in this Article II and all other information provided by Ceres or the Transferor in connection with the transactions contemplated hereby, when taken together, do not and shall not contain any untrue statement of a material fact and do not and shall not omit to state a material fact required to be stated herein or therein or necessary in order to make such representations, warranties or other material not misleading in the light of the circumstances in which they were made or delivered.

2.21.       Ceres Organizational Documents and Token Rights Agreement. No changes or modifications have been made to the Ceres’ Amended and Restated Operating Agreement effective as of January 29, 2024 or to Ceres’ Token Rights Agreement, which was made effective as of February 6, 2024 and which was included as Exhibit 3.A to FORM 1-U dated March 6, 2024 that was submitted by Ceres to the SEC.

ARTICLE 3.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby makes the representations and warranties set forth below to the Transferor as of the Closing Start Date:

3.1.       Authority and Enforceability. The Company is a limited liability company duly formed and validly existing under the laws of the State of Delaware. The Company has all requisite power and authority to enter into, execute and deliver the Transaction Documents and to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The Transaction Documents and the transactions contemplated thereby have been duly authorized by all required limited liability company action. This Agreement has been duly executed and delivered by the Company and constitutes a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms. The Company is, and since January 11, 2021, has been, classified as a partnership for federal (and, as applicable, state and local) income tax purposes.

3.2.       No Conflicts. The execution and delivery of this Agreement and of the other instruments and agreements to be executed and delivered by the Company as contemplated hereby, and the consummation by the Company of the transactions contemplated hereby will not, result in a violation or breach of, conflict with, constitute a default under, or result in the creation of any Lien upon any of the Company’s assets under: (a) any Law or Order applicable to the Company or by which any of its properties or assets may be bound; or (b) any contract to which the Company is a party.

3.3.       Litigation. There is no Action pending or, to the Company’s knowledge, threatened against or by the Company: (a) relating to or affecting the business or its assets; or (b) that challenge or seek to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement.

3.4.       Company’s Organizational Documents. The Company has delivered to Transferor true and complete copies of the Company’s Organizational Documents (as in effect immediately prior to the Closing Start Date) and each modification or amendment thereof.

3.5.       No Brokers. The Company has not employed any broker, finder or investment banker or incurred any Liability for any investment banking fees, financial advisory fees, brokerage fees or finders’ fees in connection with the transactions contemplated hereby. Any amounts owed to a broker, finder or investment banker shall be the sole responsibility of the Party or Parties which engaged such Person.

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3.6.       Disclosure. The representations and warranties made or contained in this Article III and all other information provided by the Company in connection with the transactions contemplated hereby, when taken together, do not and shall not contain any untrue statement of a material fact and do not and shall not omit to state a material fact required to be stated herein or therein or necessary in order to make such representations, warranties or other material not misleading in the light of the circumstances in which they were made or delivered.

ARTICLE 4.

RELEASE, COVENANTS AND OTHER AGREEMENTS

4.1.       Taxes on the Clearfield Transfers. The Transferor shall not be obligated to pay any transfer, documentary, sales, use, registration, stamp and other such Taxes and fees (including any penalties and interest thereon) incurred in connection with the Clearfield Transfers, provided however, that the Transferor represents that it is not aware of any such Taxes or fees which are payable in connection with the Clearfield Transfers.

4.2.       Release by the Transferor and Related Parties. Effective as of the Closing, the Transferor and its Affiliates and each of its and their respective past, present or future officers, directors, employees, agents, general or limited partners, managers, management companies, members, stockholders, equity-holders, controlling Persons, representatives and Affiliates, and any heir, executor, administrator, estate, successor or assign of any of the foregoing (collectively, the “Transferor Releasing Parties”), hereby irrevocably and unconditionally waives, releases, acquits and forever discharges, to the fullest extent permitted by applicable Law, the Company, Ceres, their respective Affiliates, Charles Uchill, Greg Anderson and each of the foregoing’s other respective past, present or future officers, directors, employees, agents, general or limited partners, managers, management companies, members, direct or indirect equity-holders, controlling Persons, representatives or Affiliates, or any heir, executor, administrator, successor or assign of any of the foregoing (collectively, the “Company Released Parties”), of and from any and all actions, causes of Action, duties, debts, dues, accounts, bonds, contracts and covenants (whether express or implied), and claims and demands whatsoever, whether in law or in equity (whether based upon contract, tort or otherwise and whether absolute or contingent, liquidated or unliquidated, foreseen or unforeseen, known or unknown, determined, determinable or otherwise), which the Transferor Releasing Parties may have against each of the Company Released Parties, now or in the future, in each case in respect of any cause, matter or thing relating to matters that occurred or arose prior to the Closing which relate to (I) (x) the operation of the business of Ceres or the Transferor, and/or (y) the relationship of the Transferor, and/or any of the other Transferor Releasing Parties, with the Company, Ceres and/or by any of the Company Released Parties and/or (II) the employment of any of the Company Released Parties by Ceres, and/or the Transferor, provided that none of the foregoing releases shall relate to, or diminish any of the liabilities which pursuant to the express terms of this Agreement are intended to survive this Agreement and/or to any of the rights, benefits and/or obligations which are set forth in the Transferor Assignment, the Ceres Perpetual License, Ceres Membership Assignment, the Restated Side Letter and/or the New Side Letter.

4.3.       Public Announcement. The Parties will not make any public announcement concerning the transaction, except with mutual consent of the other Party or as required by Law or rules of any securities exchange on which either Party lists its securities, provided that a copy of any such announcement shall be provided to the other Party in advance for the other Party’s review and comment and such Party’s consent shall not be unreasonably withheld.

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4.4.       Confidentiality. Following the Closing, the Transferor shall, and shall cause it officers, directors, employees, agents, general or limited partners, managers, management companies, members, stockholders, equity-holders, controlling Persons, representatives and Affiliates, and any heir, executor, administrator, estate, successor or assign of any of the foregoing (each a “Receiving Party” and, collectively, the “Receiving Parties”) keep all Confidential Information (including the discussions and negotiations preceding, and the terms of, this Agreement and the Transaction Documents) confidential, and will not disclose or use any of such Confidential Information, except to the extent (i) that such Receiving Party is engaged as an employee or independent contractor of the Company, in which case such Receiving Party may use such Confidential Information strictly for the purposes of such engagement, (ii) such Receiving Party is lawfully exercising any of its rights created pursuant to the Restated Side Letter, the New Side Letter, the Escrow Letter (as hereinafter defined), the Confirmation Letter (as hereinafter defined) and/or the Ceres Perpetual License (or such Receiving Party is lawfully performing any of its duties in its capacity as an officer, director or employee of a Receiving Party who is lawfully exercising its rights pursuant to the Restated Side Letter, the New Side Letter, the Escrow Letter(as hereinafter defined) and/or the Ceres Perpetual License), (iii) it is legally necessary to disclose such information to a Governmental Entity having jurisdiction over such Receiving Party from whom disclosure is sought, (iv) necessary to obtain personal tax or legal services to enable compliance with tax returns, employment compliance or other personal legal matters, (v) any Law requires otherwise, or (vi) such duty as to confidentiality is waived in writing by the Company; provided that, with respect to clauses (iii) and (v), if such Receiving Party is requested or required (by oral question or request for information or documents in any Action or Proceeding) to disclose any Confidential Information, such Receiving Party will notify the Company promptly of the request or requirement and cooperate to allow the Company to seek an appropriate protective order or waive compliance with the provisions of this Section 4.4. If, in the absence of a protective order or the receipt of a waiver under this Agreement, such Receiving Party is, in the written opinion of outside counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, such Receiving Party may disclose the Confidential Information to the tribunal; provided, however, that such Receiving Party will use its commercially reasonable efforts to obtain, at the request of the Company, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Company will designate, and will comply with the Company’s requests with respect to the timing and manner of such disclosure, in each case, to the extent permitted by Law. Each Receiving Party will cause its representatives to comply with this Section 4.4 as if such representative were a party under this Agreement and shall be responsible for any breach of this Section 4.4 by any of its representatives. This Section 4.4 shall survive the termination or expiration of this Agreement, provided that notwithstanding anything herein contained to the contrary, none of the foregoing provisions of this Section 4.4 shall in any way constitute a release of any of the obligations of the Transferor set out in the Restated Side Letter, the New Side Letter, the Ceres Org Doc Amendment, the New Ceres Operating Agreement, the Escrow Letter and /or the Ceres Perpetual License.

4.5.       Further Assurances. Each Party shall, on and after the Closing, from time to time, at any other Party’s reasonable request and without further consideration, execute and deliver to such other Party such instruments of transfer, conveyance, and assignment as shall be reasonably requested to complete the transactions contemplated by this Agreement.

4.6.       Taxes on the CL Unit and License Transfer. The Company shall not be obligated to pay any transfer, documentary, sales, use, registration, stamp and other such Taxes and fees (including any penalties and interest thereon) incurred in connection with the CL and License Unit Transfer, provided however, that the Transfer represents that it is not aware of any such Taxes or fees which are payable in connection with the CL Unit and the License Transfer.

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4.7.       Release by the Company and Related Parties. Effective as of the Closing, the Company and its Affiliates and each of its and their respective past, present or future officers, directors, employees, agents, general or limited partners, managers, management companies, members, stockholders, equity-holders, controlling Persons, representatives and Affiliates, and any heir, executor, administrator, estate, successor or assign of any of the foregoing (collectively, the “Company Releasing Parties”), hereby irrevocably and unconditionally waives, releases, acquits and forever discharges, to the fullest extent permitted by applicable Law, the Transferor, its Affiliates, and each of the Transferor’s respective past, present or future officers, directors, employees, agents, general or limited partners, managers, management companies, members, direct or indirect equity-holders, controlling Persons, representatives or Affiliates, or any heir, executor, administrator, successor or assign of any of the foregoing (collectively, the “Transferor Released Parties”), of and from any and all actions, causes of Action, duties, debts, dues, accounts, bonds, contracts and covenants (whether express or implied), and claims and demands whatsoever, whether in law or in equity (whether based upon contract, tort or otherwise and whether absolute or contingent, liquidated or unliquidated, foreseen or unforeseen, known or unknown, determined, determinable or otherwise), which the Company Releasing Parties may have against each of the Transferor Released Parties, now or in the future, in each case in respect of any cause, matter or thing relating to matters that occurred or arose prior to the Closing which relate to (I) (x) the operation of the business of Ceres or the Company, and/or (y) the relationship of the Company, or any of the other Company Releasing Parties, with the Transferor, Ceres and/or by any of the Transferor Released Parties, and (II) the employment of any of the Company Released Parties by Ceres, and/or the Transferor, provided that none of the foregoing releases shall relate to, or diminish any of the liabilities which pursuant to the express terms of this Agreement are intended to survive this Agreement and/or to any of the rights, benefits and/or obligations which are set forth in the Transferor Assignment, the Ceres Perpetual License, Ceres Membership Assignment the Restated Side Letter and/or the New Side Letter.

ARTICLE 5.

CLOSING

5.1.       Closing. On the Effective Date, this Agreement shall be executed and the transactions contemplated in this Article 5 to be completed by the Effective Date, shall also occur on such date (said date being herein called the “Closing Start Date”), provided it is understood that after the applicable written materials to be placed into escrow pursuant to the Escrow Letter has occurred, the subsequent delivery of such written materials out of escrow, and effectiveness of such written materials, in each case will not be occur until Coretelligent (as hereinafter defined) shall have performed all of the necessary work and satisfied to applicable conditions in order to release the escrowed written materials from the escrow pursuant to the terms of the Escrow Letter (it being understood that the term “Closing” shall mean when (x) the Parties are reasonably satisfied that the Closing Conditions (as such term is defined in the Escrow Agreement) are satisfied and (y) respective representatives of (i) each of the Parties and (ii) the Former Turtle Shark Members (as defined in the Restated Side Letter), have unanimously confirmed on a conference phone call or video session conducted on that day that the various deliveries called for in this Article 5 have occurred and that they are each satisfied that the “Closing” has occurred..

5.2.       Transferor Deliveries. The obligations of the Company to complete transactions to occur on the Closing Start Date are subject to the satisfaction or waiver of the following conditions:

(a)       The representations and warranties made by the Transferor pursuant to Article II above shall be true and correct in all respects as of the Closing Start Date.

(b)       The Transferor shall have complied with, and performed, in all material respects, all of its agreements and covenants under this Agreement, the Restated Side Letter, the New Side Letter, the Transferor Assignment, the Ceres Perpetual License, the Ceres Org Doc Amendment and the other Transaction Documents to which Transferor is a party and the other ancillary documents to which Transferor is a party required to be complied with or performed by the Transferor at or prior to the Closing Start Date.

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(c)       By no later than the Closing Start Date, the Transferor shall have executed and delivered in escrow the following written materials (other than the Escrow Letter) and such written materials shall then be held in escrow pursuant to the Escrow Letter, each of which shall be in form and substance reasonably satisfactory to the Transferor and the Company:

(i)       an assignment of membership interests (the “Transferor Assignment”) duly executed by the Transferor, whereby the Transferor assigns, transfers, delivers and conveys to the Company or Ceres. as the case may be, (i) the Transfer Interests, (ii) the right of the Transferor to receive the Transfer Ceres Tokens which previously were to be issued to the Transferor (as originally contemplated in the Original Side Letter), and (iii) all of the Ceres’ Intellectual Property Assets and in the Intellectual Property (as that term is defined in the Steady Labs Contract), in each case free and clear of all Liens;

(ii)       a side letter (the “New Side Letter”) duly executed by the Transferor, in form and substance reasonably satisfactory to the Company and the Transferor, which sets out certain rights, commitments and obligations which are intended to survive the Closing, including the following:

(A)	provisions that goal of Ceres or any transferee which owns any aspect of the Ceres platform (collectively, “CMS2”) in raising its next round of capital raising or any other capital infusion, offering, or financing involving parties related or unrelated to CMS2, will be to raise capital for CMS2’s business operations in the amount of at least $2,500,000.00. If CMS2 should raise $2,500,000.00 of capital or more, then CMS2 shall make a payment by two (2) wire transfers in the aggregate amount of $250,000 (with one wire transfer in the amount of $10,000 going to Greg Anderson to pay off a loan which he made to the Transferor, and the other wire transfer in the amount of $240,000 going to the Transferor). Alternatively, CMS2 agrees to make a payment to the Transferor on the closing of the initial round of capital raising, if the raised capital in that round is less than $2,500,000, but such payments shall in such case be equal to 10 % of the capital raised (and the aggregate amount of such payments shall be allocated so that Clearfield receives 96% of such aggregate amount and Greg Anderson receives 4% of such aggregate amount), provided that in such event the Transferor and Greg Anderson shall also be entitled to receive (x) 10% of capital raised from subsequent rounds of capital raising, and (y) 10% of all future CMS2 gross revenues, but only to the extent that the aggregate amount of all such payments to the Transferor do not exceed the aggregate sum of $250,000 (with the first $10,000 of such payments going to Greg Anderson to pay off certain indebtedness owed to him by the Transferor, and then the remaining balance of $240,000 going to the Transferor), provided the Transferor and CMS agree that before CMS2 shall be obligated to pay any portion of said CMS2 gross revenues to the Transferor, CMS2 must first pay (x) all of the liabilities (the “Existing Ceres Liabilities”) which have been previously incurred by the Transferor, the Company, any member of the Company and/or Ceres with respect to (i) unpaid compensation owed to Charlie Uchill and Greg Anderson which is owed as of the Closing Start Date, or (ii) costs and expenses relating to the business operations of Ceres and/or the legal expenses of relating to achieving the Closing Start Date, all of which costs and expenses are listed in Schedule 5.2.(c).(ii).(A) attached hereto, and provided further, that to the extent that a portion of the Existing Ceres Liabilities shall then remain unpaid, at a minimum CMS2 will apply 10% of future CMS2 gross revenues to pay-down the Existing Ceres Liabilities in lieu of making applying sums to the payment owed to the Transferor as contemplated in this clause (A);

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(B)	provisions setting out non-binding general parameters which describe in general terms how the Transferor would be allowed to utilize the technologies which currently exist on the “clone” of the Hyperledger fabric of the existing Ceres platform for its stablecoin payment business on the Closing Start Date which is to be given to the Transferor at Closing pursuant to this Agreement;

(C)	provisions that following the Closing, to the extent Ceres is paid any fees under the Ceres Coin Revenue Sharing Agreement dated June 26, 2024 (the “CC Revenue Sharing Agreement”) between Ceres and SD technologies, Inc. (“Sweed”) , to the extent such fees relate to transactions entered into by customers of Cannabist Co. which also involve Sweed and which are covered by the CC Revenue Sharing Agreement, then promptly following the receipt of such fees, Ceres will pay the Transferor 15% of the net fees so received by Ceres from Sweed, but only to the extent such fees relate to consumers purchasing cannabis, or cannabis-related transactions, at the retail level, where the selling party is Cannabist Co or any other retail entity or enterprise (i.e. a so-called “MSO”), provided any such selling party shall then be on the Company Platform (as that term is defined in the CC Revenue Sharing Agreement) as of Closing Start Date; provided that it is understood that such net fees shall be calculated in a manner which is consistent with the fees and applicable expenses reflected on Ceres’ audited financial statements.

(D)	provisions that the permitted purposes to be included in the perpetual license to be granted by Ceres to the Transferor will comprise the following:

a.	the Transferor will be allowed to exclusively use a clone of the Hyperledger fabric of the existing Ceres platform (which relates to Ceres’ stablecoin payment business in its “As-Is” condition as of the following Closing Start Date) for the exclusive use by the Transferor to operate (I) the Transferor’s RFID supply chain track and trace business or (II) other businesses of the Transferor which would need to use such version of the Hyperledger fabric platform, but only to the extent:

i.	such other business does not compete with Ceres’ stablecoin payments business,

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ii.	such other business does not directly involve servicing or providing services to particular professional sports teams, professional sports leagues, stadiums or stadium events (including concerts and/or other types of shows or performances), or other venues (which offer live, video and other types of projected concerts and/or other types of shows or performances) and/or any such events or concerts,

iii.	such other business does not involve providing a new, or substantial modification of any existing, loyalty and/or reward program operated for the benefit of third parties which would also utilize any of the then existing Ceres platform (or any clone of the Ceres platform covered by the perpetual license), software and/or patents, provided the foregoing restrictions set out in this clause iii shall not apply to (x) fees collected by the Transferor or any transferee of the Transferor (collectively, the “Clearfield Platform Owner”) if it is solely providing RFID supply chain track and trace business services to any existing third party loyalty and/or reward program, or (y) if the applicable Clearfield Platform Owner is placing advertisements, and/or creating a digital connection for the Transferor’s customers to their loyalty and rewards partners, but it is understood that the foregoing may not be done in a manner that would adversely impact the ability of CMS2 to collect its fees, if such loyalty and/or reward programs were utilizing the CMS2 platform to provide stablecoin payments or other payments for customers utilizing such loyalty and/or reward programs. [Note - For clarity purposes, it is understood that (i) the connection which the Transferor seeks to provide to its customers in the immediately preceding clause (y) is typically done as a re-direct to the native or mobile application of such customer's loyalty and rewards providers, where the Transferor is providing such services, (ii) such a solution which the Transferor employs is purpose-built to leverage their proprietary radio frequency technology, licensed patents, metadata association with radio frequency identities, custom radio frequency labels, inlays, and RFID reader hardware and software to become "The top of the customer acquisition funnel," and (iii) the Transferor’s digital solution is an effort to frictionlessly guide customers through the product decision-making process, with the goal and result being a payment on the CMS2 platform (provided it is understood that the Transferor will not be permitted (when providing these services) to structure them in a way which would adversely impact the ability of CMS2 to collect its fees, to the extent such loyalty and/or reward programs shall be utilizing the CMS2 platform to provide stablecoin payments or other payments for customers utilizing such loyalty and/or reward programs)],

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iv.	such other business (at the time such new business becomes operational) does not compete with any other business CMS2 is then operating, and provided further that such other Clearfield Platform Owner business is not (x) then regulated by the Office of the Controller of Currency, Financial Crimes Enforcement Network, SEC, and/or the Commodities and Future Trading Commission and/or (y) directly governed or regulated by The Securities Act of 1933, The Securities Exchange Act of 1934, and/or The Investment Company Acts of 1940, but the restrictions in this clause iv) shall not apply if at the time such new business becomes operational, the Transferor or applicable Clearfield Platform Owner is publicly traded and or regulated by the above-mentioned bodies;

v.	if in the future (x) the equity interests in the Transferor, or (y) all of the assets constituting the Transferor’s business, should be sold to a third party, then CMS2 in connection with such sale shall permit the transferee to have the benefit of the Transferor’s interests set out in the perpetual license to use the software and related intellectual property constituting the clone of the Hyperledger fabric of the existing Ceres platform on the Closing Start Date, so long as such transferee assumes all of the Transferor’s obligations set out in such perpetual license, provided however that the perpetual license will provide that such assignment and assumption will not be permitted if the proposed transferee (or party or entity holding a significant equity interest in the transferee, or a position as an officer or director of the transferee) either (i) was then a direct competitor of Ceres or (ii) was a felon or otherwise associated with being involved in criminal activity;

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vi.	For the avoidance of doubt, (i) the licensed clone of the Hyperledger fabric of the existing Ceres platform which Ceres has given to Transferor by Closing (the “Licensed Clone”) shall explicitly exclude any intellectual property which Ceres holds an interest in, but which on the Closing Start Date Ceres does not have a right license to third parties, even if such intellectual property is a constituent of, or inseparable from, such Hyperledger fabric of the existing Ceres platform (such excluded intellectual property, collectively, the “Excluded IP”), and nothing in the Agreement shall be construed to grant, transfer, license, convey or otherwise include any rights whatsoever to the Excluded IP or to transfer any ownership interest in the software constituting, or any other intellectual property relating to, the software or operation of the Ceres platform ( the “Platform Software Solution”) to the Transferor in the “As-Is” condition which such intellectual property then exists on the Closing Start Date, (ii) the Transferor shall not be entitled to receive or have access to any (A) future development versions in source code and other forms, in one or more files, together with any and all future configurations, improvements, corrections, modifications, updates, enhancements or other changes made by CMS2 and/or its service providers, in each case related to the Platform Software Solution, or any business which CMS2 shall operate on or after the Closing Start Date, or (B) any future modifications or additions which shall be made to, or which shall otherwise relate to the Platform Software Solution, the System Documentation (as will be defined in the perpetual license form attached to the New Side Letter), Trade Secrets (as will be defined in the perpetual license form attached to the New Side Letter), and Other IP (as will be defined in the perpetual license form attached to the New Side Letter), in each case that shall be created or modified by CMS2 and/or its employees, officers, directors, representatives and/or service providers after the Effective Date, to the extent that each relates to the Platform Software Solution or any business which CMS2 operates on or after the Effective Date by CMS2 and/or its employees, officers, directors, representatives and/or service providers, (iii) none of CMS2 or any of its employees, officers, directors, representatives or service providers shall have any obligation in the future to work with the Transferor in connection with (A) fixing or helping the Transferor to fix any defect or problem with the operation of the Licensed Clone or to provide any other servicing, upgrades and/or other support which in any way relates to the Licensed Clone or (B) providing any other services to the Transferor in connection with the operation of any businesses that it now or in the future directly or indirectly owns or operates; and/or

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vii.	For the avoidance of doubt, (i) the Transferor shall have the right to modify, update and/or change the Licensed Clone in any way that it sees fit in connection with the operation of any business which is allowed to use the Licensed Clone pursuant to the New Side Letter and/or the perpetual license, (ii) Ceres shall not be entitled to receive or have access to any (A) future development versions in source code and other forms relating to the Licensed Clone, which are in one or more files, or any and all future configurations, improvements, corrections, modifications, updates, enhancements or other changes made by or on behalf of the Transferor, in each case related to the Licensed Clone or any business which the Transferor shall operate on or after the Effective Date or any business which Clearfield operates on or after the Effective Date, or (B) future modifications, updates or additions made by or on behalf of the Transferor to the Licensed Clone, on or after the Effective Date, (iii) none of the Transferor or any of its employees, officers, directors, representatives or service providers shall have any obligation in the future to work with CMS2 in connection with (A) fixing or helping CMS2 to fix any defect or problem with the operation of the Platform Software Solution or (B) providing any other services to CMS2 in connection with the operation of any of the businesses that CMS2 now or in the future directly or indirectly owns or operates.

(E)	provisions that confirm that Ceres will immediately enter into executive employment contracts with Charles Uchill and Greg Anderson, which shall provide them with an annual salary of $200,000, and will be for an initial employment term of 2 years.

(F)	provisions that after the Effective Date, Ceres is open to enter into other fee splitting transactions with the Transferor on terms that are mutually satisfactory to both Ceres and the Transferor (it being understood that to the extent that in the future the Transferor either provides an applicable introduction, or is otherwise materially involved in helping Ceres enter into binding arrangements which generate net revenues for CMS2, then CMS2 shall enter into a written agreement with the Transferor which establishes the exact nature of such fee splitting arrangements with respect to any such particular transaction, but it is understood that the specific terms of such arrangements will be worked out and documented in the future, on a case-by-case basis), but the Transferor will be entitled to 25% of the net revenues on all future fee splitting arrangements, to the extent that the Transferor shall have brought to CMS2 and/or Ceres the new business which is the basis for a particular fee future splitting arrangement.

(iii)	the Ceres Perpetual License, duly executed by the Transferor;

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(iv)       the amended and restated Original Side Letter (the “Restated Side Letter”), in form and substance reasonably satisfactory to the Company and the Transferor, duly executed by the Transferor, and it is agreed that the Restated Side Letter shall set out certain rights, commitments and obligations which are intended to survive the Closing, including the following:

(A)	confirmation that Ceres has prior to the Execution Date issued 66 million Ceres Tokens to various individuals and entities, which issuance was made in lieu of Ceres issuing such Ceres Tokens to the Company as originally contemplated in the Original Side Letter;

(B)	confirmation that Turtle Shark has been dissolved, but that such dissolution did not in any way impair or terminate any provisions set forth in the Original Side Letter or otherwise impair or have any negative implications with regard to the effectiveness and enforceability of the Restated Side Letter;

(C)	a revised “Ceres Token Issuance Table,” which was originally set out in Section 5 of the Original Side Letter, which revised table would now be as follows:

Owner	% Purchased	Resulting Tokens Owned	Transaction Cost
The Transferor	16%	48,000,000	$159.84
Designees of the Company	32%	96,000,000	$319.68
CERES (General Use)	20%	60,000,000	$199.80
Jesse Channon	8%	24,000,000	$79.92
David Hart	8%	24,000,000	$79.92
Nick Vita	8%	24,000,000	$79.92
Bryan Olson	8%	24,000,000	$79.92

Total	100%	300,000,000	$999.00

(D)	the Transferor shall no longer have any obligations to set up the College Fund as set out in Section 10 of the Original Side Letter; and

(E)	such other terms and provisions as shall be mutually satisfactory to all parties executing the Restated Side Letter.

(v)       an amendment of the Ceres’ Organizational Documents (the “Ceres Org Doc Amendment”), duly executed by the Transferor, and it is agreed that the Ceres Org Doc Amendment shall, among other things, acknowledge that the Transferor has sold its equity interest in Ceres to the Company and is no longer a member of the Ceres;

(vi)       a new Amended and Restated Operating Agreement for Ceres (the “New Ceres Operating Agreement”) dated as of the Effective Date, which, among other things, reflects that the Company is the sole member of Ceres, and to which is attached an updated version of the Token Rights Agreement;

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(vii)       a joint written consent of the required members of the Transferor and manager of the Transferor, duly executed by the Transferor and it is agreed that this written consent, among other things, (x) will certify (A) that attached thereto are true and correct copies of Transferor’s Organizational Documents, and any amendments thereto, and the resolutions duly adopted by Transferor’s manager and member, authorizing the Transferor’s execution, delivery and performance of this Agreement, the Restated Side Letter, the New Side Letter, the Transferor Assignment, the Ceres Perpetual License, the Ceres Org Doc Amendment, the New Ceres Operating Agreement, the Escrow Letter, the Confirmation Letter, the joint written consent contemplated in Section 5.3 (a) (iii) below and the other Transaction Documents to which Transferor is a party and the other ancillary documents to which Transferor is a party, and (B) the names, titles and signatures of all of Transferor’s officers who sign documents on behalf of Transferor in connection with this Agreement and the other transactions documents to which Transferor is a party, certifying the authority of such persons to do so, (y) will approve the following documents and the execution of such documents: (A) the Clearfield Transfers, and (B) the Transaction Documents, and (z) will approve all of the releases and the covenants set out in this Agreement, the Restated Side Letter, the New Side Letter, the Transferor Assignment, the Ceres Perpetual License, the Ceres Org Doc Amendment, the New Ceres Operating Agreement, the Escrow Letter, the Confirmation Letter and the other Transaction Documents to which Transferor is a party, and (z) approves the termination of the executive employment contracts which the Transferor entered into with Charles Uchill and Greg Anderson, and which consent is otherwise in form and substance reasonably satisfactory to the Company, the Transferor, and all parties executing such written consent;

viii)       the joint written consent specified in Section 5.3 (a) (iii), duly executed by the Transferor

(ix)       a properly completed and executed IRS Form W-9 for the Transferor;

(x)       a certificate of good standing for the Transferor issued not earlier than 10 (10) Business Days before the Closing Start Date by the Secretary of State of the State of Delaware;

(xi)       a letter (duly executed by the Transferor), and it is agreed that this letter, among other things will confirm that the employment of Charles Uchill and Greg Anderson has terminated with the Transferor, and that Charles Uchill and Greg Anderson no longer hold any positions on the board, or as officers, of the Transferor;

(xii)       a fully executed Contract Addendum dated December 11, 2024 (said agreement, as amended and modified from time to time, collectively the “SOW Amendment”) duly executed by Coretelligent LLC (“Coretelligent”) and Ceres shall be entered into prior to the Closing Start Date, which SOW Amendment, among other things, shall require Coretelligent to gather, organize, package, and setup certain items for the benefit of Truegreen Global (“TG”), a wholly-owned division of the Transferor, so that Coretelligent will be able to provide TG with access to a download link relating to such items constituting existing documentation in Coretelligent’s possession (the “Ceres Intellectual Property Documentation”), and it is understood by the Transferor, the Company and Ceres that such documentation relates to the existing Ceres Coin LLC platform system which operates, or which could be used to operate, the Ceres stablecoin payment business, to the extent such documentation is in its “AS IS” state as of the Effective Date;

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(xiii)       an escrow letter (said letter, as amended, modified and/or restated, from time to time, collectively the “Escrow Letter”), in form and substance reasonably satisfactory to the Transferor and the Company, shall be duly executed by the Transferor and delivered to the Company on or before the Closing Start Date, which Escrow Letter shall provide, among other things, that within 5 (five) Business Days following the Effective Date, (A) Coretelligent shall have completed all of its work as provided for in items #1 and #2 (as set out in the SOW Amendment in the second bullet point within the paragraph in the SOW Amendment under the heading entitled “Initial Process Scope”), (B) Coretelligent shall have delivered a written notice (the “Coretelligent Notice”) to Ceres and the Transferor or TG (in form and substance reasonably satisfactory to each of them and Ceres) which confirms that such work to be formed by Coretelligent, as set out in such items #1 and #2 has been fully completed, and (C) the Transferor shall have delivered to the Company a confirmation letter (the “Confirmation Letter”), in form and substance reasonably satisfactory to the Company, which provides that, among other things, all of the foregoing actions and conditions (which pursuant to the terms of the Escrow Letter must be satisfied in order to release the escrowed documents covered by the Escrow Letter from such escrow) shall have been satisfied (it being understood that the delivery of both the Coretelligent Notice and such Confirmation Letter shall then immediately trigger the release and due delivery of all of the documentation then being held in escrow pursuant to the Escrow Letter, at which time the “Closing” will be deemed to have occurred); and

(xiv)       such other documents and instruments, if any, as the Company may reasonably request in order to effectuate the transactions that are the subject of this Agreement in a form and substance as are commercially reasonable shall be duly executed by the Transferor and shall be delivered in escrow pursuant to the Escrow Letter on or before the Closing Start Date.

(d)       On or before 5 PM of the date which shall be the fifth Business Day immediately following the Closing Start Date: (x) Coretelligent shall have performed all of the necessary work pursuant to the SOW Amendment which will then pursuant to the terms of the Escrow Letter require both (I) Coretelligent to have given the Coretelligent Notice to the Company and the Transferor, and (II) the Transferor to execute the Confirmation Letter and (y) the Transferor and Coretelligent, respectively, shall have duly executed and delivered to the Company the Confirmation Letter and the Coretelligent Notice, as the case may be, pursuant to the Escrow Letter, with the effect than that all of the closing documents contemplated in this Article 5 which shall be covered by the escrow created by the Escrow Letter, shall be released from such escrow, and shall be deemed to be duly delivered to the applicable party or parties set forth in such Escrow Letter, provided, however, that if either the Coretelligent Notice or the Confirmation Letter shall not be duly executed and delivered by the aforesaid deadline, then none of such escrowed documents shall be deemed to be effective or delivered to any of the applicable parties, and the Escrow Letter shall make provision for either (i) returning the applicable signature pages of the escrow documentation to the parties who signed the applicable signature pages, or (ii) having all such signature pages destroyed, with the effect that none of such escrow documents shall be deemed to be delivered or in effect (and in either case Coretelligent shall cut off all access which the Transferor or TG then has to the Ceres Intellectual Property Documentation, and Coretelligent shall return such Ceres Intellectual Property Documentation to Ceres, and cease all of its work under the SOW Amendment). For the avoidance of doubt, it is hereby acknowledged that (x) the clone of the Hyperledger fabric of the existing Ceres platform (which relates to Ceres’ stablecoin payment business in its “As-Is” condition as of the following Closing Start Date) shall for all purposes of this Agreement be deemed to be conclusively given to the Transferor, at such time as the Transferor and Coretelligent shall have duly executed and delivered to the Company the Confirmation Letter and the Coretelligent Notice, respectively, pursuant to the Escrow Letter and (y) when the Coretelligent Notice Confirmation Letter (m) shall both be duly and fully executed by the Transferor and Coretelligent, as applicable, and (n) shall be deemed to have been delivered to the Company pursuant to the Escrow Letter, then at such time all of the escrow documents shall be released to the applicable parties pursuant to the terms of the Escrow Letter and the “Closing” shall then be deemed to have occurred;

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5.3.       Ceres’ Deliveries. On the Closing Start Date, this Agreement shall be duly executed by the Company and the Company and the Transferor shall also complete transactions to occur on the Closing Start Date, as specified in this Article 5, provided it is understood that after the applicable written materials to be placed into escrow pursuant to the Escrow Letter has occurred, the subsequent delivery of such written materials out of escrow, and effectiveness of such written materials, in each case will not occur until Coretelligent shall have performed all of the necessary work and satisfied to applicable conditions in order to release the escrowed written materials from the escrow pursuant to the terms of the Escrow Letter. It is understood that the execution and delivery of the written materials to be delivered pursuant to this Section 5.3 are subject to the satisfaction or waiver of the following conditions:

(a)       By no later than the Closing Start Date, Ceres shall have delivered in escrow the following (each of which shall be in form and substance reasonably satisfactory to the Transferor and the Company), each of which (other than the Escrow Letter) is to be held in escrow pursuant to the Escrow Letter:

(i)       a perpetual license agreement (the “Ceres Perpetual License”) duly executed by the Company and Ceres, whereby (x) the Company assigns, transfers, delivers and conveys to the Transferor or its designee the CMS Class B Units, and (y) Ceres grants to Transferor a perpetual license that will allow Clearfield to exclusively use the clone of the Hyperledger fabric of the existing Ceres platform relating to Ceres’ stablecoin payment business for the purposes set forth in the New Side Letter, in each case free and clear of all Liens, but subject to the restrictions set forth in the Ceres Perpetual License;

(ii)       an assignment of membership interests (the “Ceres Membership Assignment”) duly executed by the Company and Ceres, whereby the Company assigns, transfers, delivers and conveys to the Transferor or its designee the CMS Class B Units.

(iii)       a joint written consent of the Company and Ceres, certain officers and managers of the Company and Ceres, as the case may be, and all of the members of the Company and Ceres, as the case may be, shall be delivered in escrow on the Closing Start Date pursuant to the Escrow Letter, and it is agreed that this written consent, among other things, (x) will certify (A) that attached thereto are true and correct copies of Company’s Organizational Documents, Ceres’ Organizational Documents and any amendments thereto, and the resolutions duly adopted by Company’s board and the requisite members, and adopted by Ceres’s board and its member, in each case authorizing the Company’s and Ceres’ execution, delivery and performance of the Agreement, the Ceres Perpetual License, Ceres Membership Assignment, the Escrow Letter, and/or any other Transaction Documents to which the Company and/or Ceres is a party and the other ancillary documents to which the Company and/or Ceres is a party, (B) Tim Daly, and Angela Weicht have resigned from their positions as board members and/or officers of Ceres, (C) Charles Uchill and Greg Anderson have been duly appointed and/or elected to the board of Ceres, and Greg Anderson has been elected to be President of Ceres and Charles Uchill has been elected to be Chief Operating Officer of Ceres and (D) the names, titles and signatures of all of Ceres’ officers who sign documents on behalf of Ceres in connection with this Agreement and the other Transactions Documents to which Ceres is a party, certifying the authority of such persons to do so, (y) will , among other things, approve the following: (i) the Clearfield Transfers, (ii) the Transaction Documents, (iii) the releases and all of the covenants set out in this Agreement, the Restated Side Letter, the New Side Letter, the Transferor Assignment, the Ceres Perpetual License, the Ceres Org Doc Amendment, the New Ceres Operating Agreement, the Escrow Letter, and/or the other Transaction Documents to which Transferor is a party and (iv) the termination of the executive employment contracts which the Transferor entered into with Charles Uchill and Greg Anderson, and which consent is otherwise in form and substance reasonably satisfactory to the Company, the Transferor, and all parties executing such written consent;

(iv)       a certificate of good standing for Ceres issued not earlier than ten (10) Business Days before the Closing Start Date by the Secretary of State of the State of Delaware; and

(v)       the Escrow Letter, in form and substance reasonably satisfactory to the Transferor and the Company, duly executed by Ceres; and

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(vi)       such other documents and instruments, if any, as the Company and the Transferor may reasonably request in order to effectuate the transactions that are the subject of this Agreement in a form and substance as are commercially reasonable.

5.4.       Company Deliveries. On the Closing Start Date, this Agreement shall be executed by the Company, and the Company and the Transferor shall also complete transactions to occur on the Closing Start Date, as specified in this Article 5, provided it is understood that after the applicable written materials to be placed into escrow pursuant to the Escrow Letter has occurred, the subsequent delivery of such written materials out of escrow, and effectiveness of such written materials, in each case will not be occur until Coretelligent shall have performed all of the necessary work and satisfied to applicable conditions in order to release the escrowed written materials from the escrow pursuant to the terms of the Escrow Letter. It is understood that the obligations of the Transferor and the Company to complete to complete the transactions contemplated in Section 5.2 and/or Section 5.2, as the case may be, are subject to the satisfaction or waiver of the following conditions:

(a)       The representations and warranties made by the Company pursuant to Article III above shall be true and correct in all respects as of the Closing Start Date.

(b)       The Company shall have complied with, and performed, in all material respects, all of its agreements and covenants under this Agreement required to be complied with or performed by it at or prior to the Closing Start Date.

(c)       By no later than the Closing Start Date, the Company shall have delivered the following to be held in escrow pursuant to the Escrow Letter (provided it is understood that the Escrow Letter shall not be deemed to be held in escrow):

(i)       The Transferor Assignment, duly executed by the Company, whereby, among other things, the Company assigns, transfers, delivers and conveys to the Transferor the CMS Class B Units, free and clear of all Liens;

(ii)       a joint written consent of the Company and Ceres, as the case may be, shall be delivered in escrow on the Closing Start Date pursuant to the Escrow Letter, and it is agreed that this written consent, among other things, (x) will certify (A) that attached thereto are true and correct copies of Company’s Organizational Documents, Ceres’ Organizational Documents and any amendments thereto, and the resolutions duly adopted by Company’s board and the requisite members, and adopted by Ceres’s board and its member, in each case authorizing the Company’s and Ceres’ execution, delivery and performance of the Agreement, the Ceres Perpetual License, Ceres Membership Assignment, any other Transaction Documents to which the Company and/or Ceres is a party and the other ancillary documents to which the Company and/or Ceres is a party, (B) Tim Daly, and Angela Weicht have resigned from their positions as board members and/or officers of Ceres, (C) Charles Uchill and Greg Anderson have been duly appointed and/or elected to the board of Ceres, and Greg Anderson has been elected to be President of Ceres and Charles Uchill has been elected to be Chief Operating Officer of Ceres and (D) the names, titles and signatures of all of Ceres’ officers who sign documents on behalf of Ceres in connection with this Agreement and the other Transactions Documents to which Ceres is a party, certifying the authority of such persons to do so;

(iii)       the Ceres Org Doc Amendment, duly executed by the Company;

(iv)       the New Side Letter, duly executed by the Company;

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(v)       the Restated Side Letter, duly executed by the Company;

(vi)       the Escrow Letter, duly executed by the Company;

(vii)       Greg Anderson and Charles Uchill shall have executed and delivered a letter, which is in form and substance reasonably satisfactory to the Transferor and the Company, that confirms that these individuals have resigned from their positions as board members and/or officers of the Transferor and as employees of the Transferor;

(viii)       Tim Daly, and Angela Weicht shall have executed and delivered a letter, which is in form and substance reasonably satisfactory to the Transferor and the Company, that confirms that these individuals have resigned from their positions as board members and/or officers of Ceres;

(ix)       Evidence, reasonably satisfactory to CMS that the following contracts have been terminated: (i) the Letter Agreement dated [2/29/24] between the Transferor and Matthew Morek; and (ii) the Letter Agreement dated [2/29/24] between the Transferor and Elliott Member; and

(x)       such other documents and instruments, if any, as the Company and the Transferor may reasonably request in order to effectuate the transactions that are the subject of this Agreement in a form and substance as are commercially reasonable.

ARTICLE 6.

SURVIVAL AND INDEMNIFICATION

6.1.       Survival. The representations and warranties of the Company and the Transferor contained in this Agreement shall survive the Closing for a period of 18 months after the Closing; provided that the representations and warranties set forth in Sections 2.1-2.6, 2.8-2.9, 2.12, and 2.18, and Sections 3.1-3.4, and any claims for fraud, willful misconduct, intentional misrepresentation will survive indefinitely. Notwithstanding the foregoing, if an Indemnified Party (defined below) delivers notice of a claim for indemnification under this Agreement to an Indemnifying Party (defined below), on or before the applicable survival date, then the applicable representations, warranties covenants and agreements will survive until the resolution and satisfaction of the matter covered by such claim for indemnification.

6.2.	Indemnification.

(a)       Indemnification by the Transferor. Subject to the other terms and conditions of this Article VI, the Transferor will indemnify and defend the Company and its Affiliates, and each of the foregoing’s respective officers, directors, employees, agents, general or limited partners, managers, management companies, members, direct or indirect equity holders, controlling Persons, representatives or Affiliates, or any heir, executor, administrator, successor or assign of any of the foregoing (collectively, the “CMS Indemnitees”) against, and will hold each of them harmless from and against, and will pay and reimburse each of them for, any and all losses, Liabilities, damages, claims, awards, judgments, Taxes, settlements, fines, penalties, assessments, costs and expenses (including the reasonable costs of investigation, remediation and professional fees, including those of attorneys, consultants and experts) (collectively, “Losses”) incurred or sustained by, or imposed upon, the CMS Indemnitees based upon, arising out of, with respect to or by reason of:

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(i)       any inaccuracy in or breach of any of the representations or warranties set forth in Article II, in any Transaction Document or in any certificate or instrument delivered by or on behalf of Ceres and/or the Transferor pursuant to this Agreement;

(ii)       any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Transferor and/or Ceres pursuant to this Agreement or in any Transaction Document; or

(iii)       any litigation or proceeding by a third party or Governmental Entity against either the Transferor or Ceres arising from facts or circumstances that were caused by actions or omissions any of the Transferor Releasing Parties, but only to the extent such actions or omissions occurred during the period from January 30, 2024 to the Closing Start Date.

(b)       Indemnification by the Company. Subject to the other terms and conditions of this Article VI, the Company will indemnify and defend the Transferor and its Affiliates and their respective officers and directors or managers (or persons holding comparable positions), employees, consultants, members, controlling Persons, partners, accountants, advisors, legal and other representatives, agents, executors, heirs, successors and permitted assigns (collectively, the “Transferor’s Indemnitees”) against, and will hold each of them harmless from and against, and will pay and reimburse each of them for, any and all Losses, incurred or sustained by, or imposed upon, the Transferor’s Indemnitees based upon, arising out of, with respect to or by reason of:

(i)       any inaccuracy in or breach of any of the representations or warranties of the Company set forth in Article III, in any Transaction Document or in any certificate or instrument delivered by or on behalf of the Company pursuant to this Agreement;

(ii)       any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Company pursuant to this Agreement or in any Transaction Document; or

(iii)       any litigation or proceeding by a third party or Governmental Entity against the Transferor arising from facts or circumstances that were caused by actions or omissions any of the Company Releasing Parties, but only to the extent such actions or omissions occurred during the period from January 30, 2024 occurred prior to the Closing Start Date.

(c)       Any indemnified party making a claim for indemnification pursuant to Section 6.2 (an “Indemnified Party”) shall take, and cause its Affiliates to take, commercially reasonable steps to mitigate any Losses upon becoming actually aware of any event or circumstance that gives rise thereto.

6.3.	Indemnification Procedures.

(a)       The Indemnified Party shall provide prompt written notice to the party providing indemnification (the “Indemnifying Party”). Any such notice shall be provided no later than (i) ten (10) days after service of process in the event litigation is commenced against the Indemnified Party by a third party, or (ii) thirty (30) days after the Indemnified Party becomes aware of circumstances, not involving the commencement of litigation by a third party, which may give rise to a claim for indemnification. However, the failure to so notify or any delay in notifying the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder except to the extent that the Indemnifying Party is materially prejudiced by such failure or delay or the amount of damages incurred is greater than would have been the case if the Indemnified Party had provided timely notice.

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(b)       Within ten (10) days after receiving notice of a claim for indemnification, the Indemnifying Party by written notice to the Indemnified Party, shall either concede or deny liability for the claim in whole or in part. If the Indemnifying Party concedes liability in whole or in part, the Indemnifying Party shall, within twenty (20) days of such concession, satisfy the claim in accordance with the terms of this Article VI. If the Indemnifying Party denies liability in whole or in part, then the Indemnifying Party shall not be required to pay the claim (except in each case for the amount of any conceded Liability payable as set forth above) until the matter is resolved in accordance with this Agreement.

(c)       The Indemnifying Party shall have the right to assume the defense of any claim or Liability asserted by a third party (a “Third Party Claim”) by providing the Indemnified Party written notice thereof within ten (10) days after receipt of notice thereof and which states that the Indemnifying Party concedes Liability and will indemnify the Indemnified Party from and against the entirety of any Losses the Indemnified Party may suffer resulting from, arising out of, relating to or in connection with, the Third Party Claim in accordance with the terms of this Agreement. Notwithstanding the foregoing, if there is a reasonable probability that the Third Party Claim may materially and adversely affect the Indemnified Party other than as a result of money damages or other money payments or if the Indemnifying Party fails to elect to defend such Third Party Claim or thereafter fails to diligently pursue the defense or settlement thereof, the Indemnified Party shall (upon further notice to the Indemnifying Party) have the right to undertake the defense, compromise, or settlement of such Third Party Claim at the expense and on behalf of and for the account and at the risk of the Indemnifying Party.

(d)       The Indemnified Party or the Indemnifying Party, whichever is not defending such action, shall have the right to participate in such defense and to retain its own counsel at such party’s own expense. The Parties agree to cooperate fully as necessary in the defense of Third Party Claims and shall not enter into any settlement, compromise or consent to judgment with respect to a Third Party Claim without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed. The Indemnifying Party shall not, without the written consent of the Indemnified Party, settle or compromise any Third Party Claim or consent to the entry of any judgment unless such settlement, compromise or consent (i) by its terms obligates the Indemnifying Party to pay the full amount of the Liability in connection with such Third Party Claim, (ii) does not provide for injunctive or other nonmonetary relief affecting the Indemnified Party and (iii) includes as an unconditional term thereof the giving by the claimant to the Indemnified Party of a release from all Liability in respect of such Third Party Claim.

6.4.       Payments. The Indemnifying Party shall pay any claim for indemnification by wire transfer of immediately available funds to the Indemnified Parties (or such other party designated in writing by the Indemnified Parties) within thirty (30) days of the final resolution of any such claim. In the event that the Transferor is the Indemnifying Party and fails to pay such amount (to the extent such amount is undisputed as between the Indemnifying Party and the Indemnified Party), the Company or Ceres, as the case may be, upon fifteen (15) days written notice to the Transferor, shall have the right, but not the obligation, to offset the amount owed against any and all amounts otherwise distributable to the Transferor by the Company or Ceres.

6.5.       Non-Exclusive Remedy. The indemnification rights of the Parties under this Article VI are independent of, and in addition to, such rights and remedies as the Parties may have at law or in equity or otherwise for any misrepresentation, breach of warranty or failure to fulfill any covenant, agreement or obligation hereunder on the part of any Party hereto, including the right to seek specific performance, rescission or restitution, none of which rights or remedies shall be affected or diminished hereby.

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ARTICLE 7.

DEFINITIONS

The following capitalized terms shall have the meanings set forth below:

7.1.         “Act” means the Delaware Limited Liability Company Act, Del. Code Ann. Tit. 6, § 18¬101 et seq., as amended from time to time as amended from time to time.

7.2.       “Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

7.3.       “Affiliates” means, with respect to a Party, any Person that controls, is controlled by, or is under common control with that Party. For purposes of this definition, “control” shall refer to: (a) the possession, directly or indirectly, of the power to direct the management or policies of an entity, whether through the ownership of voting securities, by Contract or otherwise, or (b) the ownership, directly or indirectly, of fifty percent (50%) or more of the voting securities of such entity.

7.4.       “Agreement” has the meaning set forth in the first paragraph of this Agreement.

7.5.       “Business Day” means any day, other than a Saturday, Sunday or a day on which banks located in Wilmington, Delaware shall be authorized or required by applicable Law to close.

7.6.       “ CC Revenue Sharing Agreement” has the meaning set forth Section 5.2 (c)(ii)(C).

7.7.       “Ceres” has the meaning set forth in the preamble.

7.8.       “Ceres Financial Statements” has the meaning set forth in Section 2.9(a).

7.9.       “Ceres Intellectual Property Documentation” has the meaning set forth in Section 5.2(c)(xi).

7.10.       “Ceres Interest” has the meaning set forth in the preamble.

7.11.       “Ceres Membership Assignment” has the meaning set forth in Section 5.3 (a) (i).

7.12.       “Ceres’s Operating Agreement” means the Amended and Restated Operating Agreement of Ceres effective as of January 29 2024.

7.13.       “Ceres Perpetual License” has the meaning set forth in Section 5.3 (a) (i).

7.14.       “Ceres Org Doc Amendment” has the meaning set forth in Section 5.2(c)(v).

7.15.       CG Resignation Document” has the meaning set forth in Section 5.2(e).

7.16.       “Clearfield Platform Owner” has the meaning set forth in Section 5.2(c)(ii)(D).a.iii.

7.17.       “CL Unit and License Transfer” has the meaning set forth in the preamble of this Agreement.

7.18.       “Clearfield Transfers” has the meaning set forth in Section 1.1.

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7.19.       “CMS Indemnitees” has the meaning set forth in Section 6.2 (a).

7.20.       “Closing” and “Closing Start Date” has the meanings set forth in Section 5.1.

7.21.       “CMS2” has the meaning set forth in Section 5.2(c)(ii)(A).

7.22.       CMS Class B Units” has the meaning set forth in the preamble of this Agreement.

7.23.       “Code” means the United States Internal Revenue Code of 1986, as amended.

7.24.       “Company” has the meaning set forth in the first paragraph of this Agreement.

7.25.       “Company Released Parties” has the meaning set forth in Section 4.2.

7.26.       “Company Releasing Parties” has the meaning set forth in Section 4.7.

7.27.       “Confidential Information” means (i) any non-public information obtained or furnished by the Company or any of its subsidiaries, directors, officers, employees, agents, Affiliates, shareholders or other representatives, including attorneys, accountants, consultants or financial advisors, relating to technical, financial, employee, business (including customer lists, commercial contracts and intellectual property) or other information or data of a non-public nature relating to the Company and/or its Subsidiaries and (ii) any information with respect to this Agreement or any related agreements, documents or instruments, including the terms and substance hereof and thereof or the transactions contemplated hereby and thereby.

7.28.       “Confirmation Letter” has the meaning set forth in Section 5.2(c)(xiii).

7.29.       “Contract” means any contract, lease, commitment, sales order, purchase order, agreement, indenture, mortgage, note, bond, instrument, plan or license or other legally binding arrangements, whether written or oral.

7.30.       “Coretelligent” has the meaning set forth in Section 5.2(c)(xi).

7.31.       “Coretelligent Notice” has the meaning set forth in Section 5.2(c)(xiii).

7.32.       “Data Requirements” means any and all (a) Laws on data privacy, data security, breach notification, or Personal Data, including the following Laws and their implementing regulations: (i) state data breach notification Laws; (ii) federal privacy and security Laws and other federal Laws related to data (including the Federal Trade Commission Act, the Federal Trade Commission’s Fair Information Principles, the Computer Fraud and Abuse Act, the Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003, the Fair Credit Reporting Act, and the Fair Debt Collection Practices Act); (iii) state data privacy Laws (including the California Online Privacy Protection Act, the California Privacy Rights Act, and the Virginia Consumer Data Protection Act); (iv) anti-spam and marketing Laws (including CAN-SPAM act and the Telephone Consumer Protection Act); (v) GDPR; and (vi) ancillary rules, binding guidelines, amendments, or other binding instruments made or issued by a Governmental Entity under any of the foregoing; (b) industry standards (including the Payment Card Industry Data Security Standard), as well as written external or internal privacy or information security policies; and (c) requirements of any Contracts to which the Company or Ceres, as applicable, is bound related to the processing of Personal Data or the security of the Systems or data.

7.33.       “Effective Date” has the meaning set forth in the first paragraph of this Agreement.

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7.34.       “Escrow Letter” has the meaning set forth in Section 5.2(c)(xiii).

7.35.       “Existing Ceres Liabilities” has the meaning set forth in Section 5.2 (c) (ii) (A).

7.36.       “GAAP” means United States generally accepted accounting principles in effect on the Closing Start Date, consistently applied.

7.37.       “Governmental Entity” means any instrumentality, subdivision, court, administrative agency, commission, official or other federal, state, county, local or other foreign governmental authority, instrumentality, agency or commission, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority.

7.38.       “Indebtedness” means (i) any indebtedness for borrowed money, (ii) any indebtedness evidenced by any note, bond, debenture or other debt security, (iii) any indebtedness for the deferred purchase price of property or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise (other than accounts payable arising in the ordinary course of business), (iv) any commitment by which a Person assures a creditor against loss (including contingent reimbursement Liability with respect to letters of credit), (v) any indebtedness guaranteed in any manner by a Person (including guarantees in the form of an agreement to repurchase or reimburse), (vi) any Liabilities under leases recorded for accounting purposes by the applicable Person as capitalized leases with respect to which a Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, (vii) any indebtedness secured by a lien on a Person’s assets, (viii) any amounts owed to any Person under any noncompetition, severance or similar arrangement, (ix) any change-of-control, sale bonus or similar payment or increased cost that is triggered in whole or in part by the transactions contemplated by this Agreement, (x) any Liability under deferred compensation plans, phantom stock plans, severance or bonus plans, or similar arrangements made payable in whole or in part as a result of the transactions contemplated herein, (xi) any off-balance sheet financing of a Person (but excluding all leases recorded for accounting purposes by the applicable Person as operating leases), and (xii) any accrued and unpaid interest on, and any prepayment premiums, penalties or similar contractual charges in respect of, any of the foregoing obligations computed as though payment is being made in respect thereof on the Closing Start Date.

7.39.       “Indemnified Party” has the meaning set forth in Section 6.2(c).

7.40.       “Indemnifying Party” has the meaning set forth in Section 6.3(a).

7.41.       “Intellectual Property Assets” means all intellectual property and industrial property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing, however arising, pursuant to the Laws of any jurisdiction throughout the world, whether registered or unregistered, including any and all: (i) trademarks, service marks, trade names, brand names, logos, trade dress, design rights and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications and renewals for, any of the foregoing; (ii) internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Authority, web addresses, web pages, websites and related content, accounts with Twitter, Facebook and other social media companies and the content found thereon and related thereto, and URLs; (iii) works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights, author, performer, moral and neighboring rights, and all registrations, applications for registration and renewals of such copyrights; (iv) inventions, discoveries, trade secrets, business and technical information and know-how, databases, data collections and other confidential and proprietary information and all rights therein; (v) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventor's certificates, petty patents and patent utility models); (vi) software and firmware, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other related specifications and documentation; (vii) royalties, fees, income, payments and other proceeds now or hereafter due or payable with respect to any and all of the foregoing; and (viii) all rights to any Actions of any nature available to or being pursued by the Company to the extent related to the foregoing, whether accruing before, on or after the date hereof, including all rights to and claims for damages, restitution and injunctive relief for infringement, dilution, misappropriation, violation, misuse, breach or default, with the right but no obligation to sue for such legal and equitable relief, and to collect, or otherwise recover, any such damages.

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7.42.       “Laws” means all statutes, rules, codes, regulations, restrictions, ordinances, orders, decrees, approvals, directives, judgments, injunctions, writs, awards and decrees of, or issued by, any Governmental Entity.

7.43.       ““Liabilities” means any indebtedness, liabilities or payment obligations of any nature whatsoever, whether accrued or unaccrued, absolute or contingent, direct or indirect, asserted or unasserted, fixed or unfixed, known or unknown, choate or inchoate, perfected or unperfected, liquidated or unliquidated, secured or unsecured, or otherwise, and whether due or to become due.

7.44.       “License” means, individually, and “Licenses” means, collectively, all notifications, licenses, permits, qualifications, franchises, certificates, approvals, exemptions, classifications, registrations, clearances, consents and other similar documents and authorizations issued by any Governmental Entity, and applications therefor.

7.45.       “Lien” means any mortgage, lien, license, pledge, charge, security interest or encumbrance of any kind whatsoever in respect of any asset.

7.46.       “LLC Agreement” shall mean the Clearfield Communications, LLC Limited Liability Company Operating Agreement dated April 7, 2021, by and between the Transferor and its members, as the same has been amended from time to time.

7.47.       “Losses” has the meaning set forth in Section 6.2(a).

7.48.       “Material Adverse Effect” means any event, change or effect that is materially adverse to the assets, liabilities, condition (financial or other), business, results of operations or prospects of a Person, other than any event, change or effect relating to or resulting from: (i) conditions or changes in the economic, business, financial or regulatory environment affecting the industries in which the applicable Person operates; (ii) an act of terrorism or an outbreak or escalation of hostilities or war (whether declared or not declared) or any natural disasters or any national or international calamity or crisis affecting the United States, including the COVID-19 pandemic and any similar or other health emergency as declared by a Governmental Entity with applicable jurisdiction; and (iii) any changes in applicable laws; provided, however, that the events described in the foregoing clauses (i), (ii) and (iii) shall be deemed to constitute a Material Adverse Effect to the extent such event, either alone or in combination, has a materially disproportionate impact on the Person relative to similarly situated competitors.

7.49.       “Material Contract” means (i) any Contract or other arrangement to which the Transferor or Ceres, as the case may be, is a party for which breach, nonperformance, cancellation or failure to renew could have a Material Adverse Effect, (ii) all material loan documentation relating to any financing or line of credit which is currently outstanding or in effect as of the Closing Date, (iii) any pending (x) letter of intent, (y) term sheet, or (z) other similar written arrangement relating to the raising of financing, capital or equity for any of the Parties, or the sale of equity interests the sale of any Equity Securities in any of the Parties and (iv) any Contract or other arrangement relating to coins or tokens.

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7.50.       “New Ceres Operating Agreement” has the meaning set forth in Section 5.2 (c) (vi).

7.51.       “New Side Letter” has the meaning set forth in Section 5.2 (c) (ii).

7.52.       “Order” means any judgment, order, injunction, decree, writ, permit or license of any Governmental Entity or any arbitrator.

7.53.       “Ordinary Course” means the ordinary course of business, consistent with past practice, of (i) Ceres and its Affiliates, and (i) the Company and its Affiliates, respectively, as applicable.

7.54.       “Organizational Documents” means (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) the certificate of formation and operating agreement or limited liability company agreement of a limited liability company; (e) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (f) any amendment to any of the foregoing.

7.55.       “Original Side Letter” has the meaning set forth in the preamble of this Agreement.

7.56.       “Party” or “Parties” has the meaning set forth in the first paragraph of this Agreement.

7.57.       “Person” means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock corporation, a trust, a joint venture, an unincorporated organization, or a Governmental Entity.

7.58.       “Personal Data” means any information which are related to an identified or identifiable natural person.

7.59.       “Proceedings” means, collectively, any suit, action, claim, audit, order, arbitration, mediation, proceeding or investigation.

7.60.       “Privacy Requirements” means all applicable Laws and internal policies concerning the collection, storage, use, privacy and security of Personal Data and all applicable agreements.

7.61.       “Receiving Party” or “Receiving Parties” has the meaning set forth in Section 4.4.

7.62.       “Restated Side Letter” has the meaning set forth in Section 5.2(c)(iv).

7.63.       “SEC” has the meaning set forth in Section 2.7(b).

7.64.       “Securities Act” has the meaning set forth in Section 3.1(b).

7.65.       “SOW” has the meaning set forth in Section 5.2(c)(xi).

7.66.       “Steady Labs Contract” has the meaning set forth in Section 2.17 (b).

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7.67.       “Subsidiary” means, with respect to any Person, (i) any limited liability company more than 50% of whose membership interests of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors or managers of such limited liability company (irrespective of whether or not at the time membership interests of any class or classes of such limited liability company shall have or might have voting power by reason of the happening of any contingency) is owned by such Person directly or indirectly through one or more Subsidiaries of such Person and (ii) any corporation, partnership, association, joint venture or other entity in which such Person directly or indirectly through one or more Subsidiaries of such Person has more than a 50% equity interest.

7.68.       “Sweed” has the meaning set forth in Section 5.2 (c) (ii) (C).

7.69.       “Systems” mean, collectively and with respect to any Person, software, computer hardware (whether general or special purpose), telecommunications capabilities and infrastructure (including all voice, data and video networks), websites, mobile applications, platforms and other similar or related items of automated, computerized, or software systems and any other networks, servers or systems and related services that are owned, used or held for use by such Person in the conduct of its business, including all such technology incorporated into or used in connection with the products and services.

7.70.       “Tax Return” means, individually, and “Tax Returns” means, collectively any report, return, claim for refund, declaration or other information required to be supplied to a Governmental Entity relating to Taxes, including estimated returns, amended returns, information statements and reports of every kind with respect to Taxes.

7.71.       “Taxes” means (i) all taxes, assessments, charges, duties, fees, levies and other governmental charges (including interest, penalties or additions associated therewith), including income, franchise, capital stock, real property, personal property, tangible, withholding, employment, payroll, social security, social contribution, unemployment compensation, unclaimed property escheat, disability, transfer, sales, use, excise, license, occupation, registration, stamp, premium, environmental, customs duties, alternative or add-on minimum, estimated, gross receipts, value-added and all other taxes of any kind imposed by any Governmental Entity, whether disputed or not, and any charges, interest or penalties imposed by any Governmental Entity and (ii) including any Liability for amounts described in (i) of any Person imposed by reason of assumption, transferee or successor liability by Contract, pursuant to any Law or otherwise.

7.72.       “TG” has the meaning set forth in Section 5.2(c)(xi).

7.73.       “Third Party Claim” has the meaning set forth in Section 6.3(c).

7.74.       “Transaction Documents” has the meaning set forth in Section 2.1.

7.75.       “Transferor” and has the meaning set forth in the first paragraph of this Agreement.

7.76.       “Transferor Assignment” has the meaning set up in Section 5.3 (a) (i).

7.77.       “Transfer Ceres Tokens” has the meaning set forth in Section 1.1.

7.78.       “Transfer Interests” has the meaning set forth in Section 1.1.

7.79.       “Transferor Indemnitees” has the meaning set forth in Section 6.2(b).

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7.80.       “Transferor Released Parties” has the meaning set forth in Section 4.7.

7.81.       Transferor Releasing Parties has the meaning set forth in Section 4.2.

7.82.       “Turtle Shark” has the meaning set forth in the preamble of this Agreement.

ARTICLE 8.

MISCELLANEOUS

8.1.       Expenses. The Parties hereto shall pay all of their own expenses relating to the transactions contemplated by this Agreement, including the fees and expenses of their respective counsel and financial advisers.

8.2.       Governing Law. The interpretation and construction of this Agreement, and all matters relating hereto, shall be governed by the Laws of the State of Delaware applicable to agreements executed and to be performed solely within such State.

8.3.       Forum. Each Party hereby irrevocably agrees and consents to be subject to the exclusive jurisdiction of the United States federal and state courts, in each case located in the State of Delaware in any Action. Each of the Parties hereto irrevocably and unconditionally waives any objection to the laying of venue of any Action arising out of this Agreement or the transactions contemplated hereby in (i) the state courts of the State of Delaware or (ii) if applicable, the United States federal courts located in the State of Delaware, in each case located in the city of Wilmington, Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Action brought in any such court has been brought in an inconvenient forum. Each of the Parties hereby agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, in any way relating to this Agreement or any of the transactions contemplated by this Agreement, in any forum other than the United States federal and state courts, in each case located in the State of Delaware, and that the provisions of Section 8.04 relating to the waiver of jury trial shall apply to any such Action.

8.4.       WAIVER OF JURY TRIAL. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION AS BETWEEN THE PARTIES DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR DISPUTES RELATING THERETO. Each Party hereto (i) certifies that no representative, agent or attorney of the other Party hereto has represented, expressly or otherwise that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (ii) acknowledges that such Party and the other Party hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 8.4.

8.5.       Notices. All notices and other communications hereunder must be in writing and are deemed given or made (a) three (3) business days after being mailed by certified or registered mail, postage prepaid, (b) when transmitted via electronic mail with receipt acknowledged by the recipient (excluding any out-of-office or other auto-respond), (c) when hand delivered, or (d) one (1) business day after being sent by overnight delivery service, to the parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

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(a)	if to the Company, to:

Ceres Coin, LLC

332 South Michigan Ave

Suite #121-F7

Chicago, Illinois 60604

Attention: Charlie Uchill

Email: charlie@cerescoin.io

And

Charlie Uchill

39w462 Baert Ln

St. Charles, IL 60175

Email: charlie@cerescoin.io

And

Greg Anderson

253 N. Barfield Drive Marco Island, FL 34145Email: greg@cerescoin.io

With a copy to:

Lawrence E. Uchill, Esq.

Uchill Law, PLLC

46 Malia Terrace Chestnut Hill, MA 02467

Email: larry.uchill@uchill-law.com

(b)	if to the Transferor, to:

Clearfield Communications LLC

dba TrueGreen Global

800 N King Street, Suite 302 #2047

Wilmington, DE 19801Email: tim@truegreenglobal.com

With a copy to:

Stradley Ronon Stevens & Young, LLP

2600 One Commerce Square

Philadelphia, PA 19103

Attention: David H. Joseph

E-mail: djoseph@stradley.com

8.6.       Assignment; Parties in Interest. This Agreement may not be transferred, assigned, pledged or hypothecated by any Party hereto without the express written consent of the other Party hereto, other than by operation of law. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

8.7.       Entire Agreement. This Agreement, including the other documents referred to herein which from a part hereof, contains the entire understanding of the Parties hereto with respect to the subject matter contained herein and therein. This Agreement supersedes all prior agreements and understandings between the Parties with respect to such subject matter.

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8.8.       Further Assurances. Each Party hereto shall do and perform or cause to be done and performed all such further acts and things, and shall execute and deliver all such further agreements, certificates, instruments and documents, as any other Party hereto reasonably may request in order to carry out the provisions of this Agreement and the consummation of the transaction contemplated hereby.

8.9.       Amendments. This Agreement may not be changed, and none of the terms, covenants, representations, warranties and conditions can be waived, except pursuant to an instrument in writing signed by the Parties.

8.10.       Severability. If any term, provision, agreement, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, agreements, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party hereto.

8.11.       Third Party Beneficiaries. Nothing in this Agreement, expressed or implied, is intended to confer on any Person, other than the parties hereto, their respective successors of the Indemnified Parties, any rights, remedies, obligations or Liabilities.

8.12.       Specific Performance. Notwithstanding anything to the contrary in this Agreement, money damages would not be an adequate remedy at law if a Party hereto fails to perform in any material respect any of its obligations hereunder and accordingly each Party hereto agrees that in addition to any other remedy to which it may be entitled at law or in equity each Party hereto shall be entitled to seek to compel specific performance of the obligations of the other Party hereto, under this Agreement, without the posting of any bond or proof of any actual damages, in accordance with the terms and conditions of this Agreement, and if any Action should be brought in equity to enforce any of the provisions of this Agreement, no Party hereto shall raise the defense that there is an adequate remedy at law.

8.13.       Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement and electronic delivery of signatures (including without limitation in PDF format or in DocuSign) shall be deemed to constitute original signatures.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the Parties hereto have duly executed this Transfer and Settlement Agreement as of the Closing Start Date.

THE COMPANY:

CM SOLUTIONS LLC

By
Charlie Uchill
Authorized Representative

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IN WITNESS WHEREOF, the Parties hereto have duly executed this Transfer and Settlement Agreement as of the Closing Start Date.

THE TRANSFEROR:

CLEARFIELD COMMUNICATIONS, LLC

By

Name: Tim Daly
Title: Manager

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Schedule 1.1

CERES COIN LLC

MEMBER LIST AND UNIT OWNERSHIP

Member	Number of Units	Percent of Units
CM Solutions LLC	500	100%

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Schedule 1.2

Clearfield Communications, LLC Units Pre-Closing Start Date

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Schedule 2.3 Consents; No Conflicts

Unanimous Written Consent of Clearfield Communications LLC [Note - the CMS team has not been given a copy of this consent, so the title of this consent will be adjusted in the schedule when we know what the name of this document is and we received a copy of it.]

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Schedule 2.4 Capital Structure

1.	Restated Side Letter

2.	Various Purchase Agreements entered into with the various individuals and entities to whom Ceres issued 60 million Tokens prior to the Closing.

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Schedule 2.7 Compliance

a.	None
b.	None
c.	None

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Schedule 2.13d Privacy and Security

Microsoft Outlook One Drive

Google Suite

Azure currently through Coretelligent LLC

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Schedule 2.14a Intellectual Property

Domain name: cerescoin.io

US Patent: 11,055,677 B2 “Stablecoin as medium of exchange on blockchain-based transaction Network

CERES blockchain Minimum Viable Product built by Chateaux on Hyperledger Fabric blockchain protocol, to the extent the assets comprising such protocol (x) are owned by Ceres and (y) comprise or form a part of the Ceres’ Hyperledger Fabric block chain protocol of the platform for Ceres’ stable coin payments business

US Patent 18/367,617 – Issued October 24, 2023 - “Stablecoin as a Medium of Exchange on a Blockchain-Based Transaction Network” 2

US Patent 11,797,995 – Issued October 24, 2023 - “Stablecoin as a Medium of Exchange on a Blockchain-Based Transaction Network”

US Patent Application 18/943,183 – Filed November 11, 2024 - “Stablecoin as a Medium of Exchange on a Blockchain-Based Transaction Network”

All software and other intellectual property (which constitute Ceres’ Intellectual Property Assets) to the extent that such assets (x) are owned by Ceres and (y) comprise or form a part of the Ceres’ Hyperledger Fabric of the platform for Ceres' stable coin payments business

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Schedule 5.2(c)(ii)(A) Existing Ceres Liabilities

Vendor	Invoice#	Invoice Date	Amount Due
Banner & Witcoff, LTC	2375392	1/31/24	$2,005.00
CrowdCheck Law LLP	577	2/29/24	$2,500.00
Benjamin Koppel &Assoc	1329	3/31/24	$110.05
Securitize, Inc	LLC-4722	4/1/24	$2,500.00
CrowdCheck Law LLP	618	4/30/24	$125.00
Securitize, Inc	LLC-4789	5/1/24	$2,500.00
Eversheds	1298986	5/29/24	$48,535.00
M3Sixty	1340	5/30/24	$400.00
Banner & Witcoff, LTD	2388602	5/31/24	$2,065.00
Turner, Stone &Co	30448	5/31/24	$12,500.00
Securitize, Inc	LLC-4837	6/1/24	$2,500.00
FTI Consulting, Inc	2024	6/21/24	$35,000.00
Benjamin Koppel & Assoc	1454	6/30/24	$761.01
FTI Consulting, Inc	100100070586	6/30/24	$10,000.00
M3Sixty	1352	7/1/24	$400.00
Securitize, Inc	LLC-4881	7/1/24	$2,500.00
MADBITCo Limited	MOBILE APP 002	7/8/24	$1,000.00
FTI Consulting, Inc	100100073912	7/24/24	$8,160.00
David Lumley	TGG 003	7/25/24	$20,750.00
Steady Labs LLC		7/25/24	$20,750.00
Securitize, Inc	LLC-4917	8/1/24	$2,500.00
M3Sixty	1364	8/7/24	$400.00
CU Backpay			$80,769.25
GABackpay			$94,615.41
Evershed			$92,577.00
Coretelligent			$140,000.00
Banner Witcoff			$13,267.04
Madbit (Matthew/David)			$3,200.00
Elliot Kember			$5,400.00
Total			$607,789.76

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